Exhibit 99.1

CONTACTS:	Tony Rossi Financial Relations Board 310-407-6563 trossi@financialrelationsboard.com	Charlie Mollo Mobility Electronics 480-596-0061, ext. 153 cmollo@mobl.com

MOBILITY ELECTRONICS REPORTS 33%
INCREASE IN FOURTH QUARTER YEAR-OVER-YEAR REVENUES

HIGHLIGHTS

•	Revenues increase to $13.7 million in Q4 2003 from $10.3 million in Q4 2002

•	Net loss reduced to $0.02 per share in Q4 2003 from $0.18 per share in Q4 2002

•	154,000 units of Juice™ family shipped in fourth quarter, up 31% over Q3 2003; approximately 500,000 units on order or committed for 2004

•	Dell combination AC/DC power adapter now shipping

•	Expanded strategic distribution agreement signed with RadioShack

•	Successful launch of European power adapter program with Kensington

SCOTTSDALE, Ariz., February 5, 2004 — Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable computing solutions for the mobile electronic device user, today reported financial results for the fourth quarter ended December 31, 2003. Revenue was $13.7 million in the fourth quarter of 2003, an increase of 33% over revenue of $10.3 million in the fourth quarter of 2002.

Net loss for the fourth quarter of 2003 was $655,000, or ($0.02) per diluted share, compared with a net loss of $3.4 million, or ($0.18) per diluted share, in the same period of the prior year.

In the fourth quarter of 2003, Mobility’s earnings before interest, taxes, depreciation and amortization (EBITDA) was a loss of $152,000. This compares with an EBITDA loss of $3.0 million in the same period of the previous year.

For the full year, revenue was $51.9 million, an increase of 66% over revenue of $31.3 million in 2002. Net loss attributable to common stockholders for the full year was $4.0 million, or ($0.17) per diluted share, compared with a net loss of $18.9 million, or ($1.11) per diluted share, in 2002.

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Mobility Electronics Reports 33% Increase in Fourth Quarter Year-Over-Year Revenues

“Our fourth quarter performance capped an exceptional year for Mobility in which we believe we established the Company as a significant player in the computer and consumer electronics markets,” said Charlie Mollo, President and Chief Executive Officer of Mobility Electronics. “Compared to the end of the previous year, we exited 2003 with a substantially higher revenue base, improved gross margins, a significantly stronger balance sheet, and on the cusp of achieving profitability.

“During the fourth quarter, we continued to build momentum with our new multi-function power adapters, which included making our first combination AC/DC power adapter shipments to Dell Inc. and introducing the iGo® ice90™ AC power adapter at RadioShack stores. With the exception of one channel partner that we have now replaced with Targus Group International, sales of our power products to all of our other distribution and OEM partners met or exceeded our expectations during the fourth quarter. We continue to raise awareness for the capabilities of our new power adapters, and we believe the recent recognition of Juice as the ‘Best Portable Power for 2003’ by Handheld Computing Magazine will attract additional consumer electronics users to our family of power adapters.”

Product Area Highlights

The following are the notable fourth quarter highlights in each product area:

Power Products

•	Sales of power products represented 60% of overall company sales in the quarter.

•	Unit sales of the Juice product family increased approximately 31% on a sequential quarter basis, from approximately 117,000 units in the third quarter of 2003 to approximately 154,000 units in the fourth quarter of 2003.

•	Kensington launched its European distribution program for Juice and signed up customers such as PC World, Dixons, Maplin Electronics, Staples and others.

•	The number of retail locations carrying Juice increased to approximately 7,500, up from approximately 7,000 at the end of the third quarter of 2003.

•	The current Juice computer product family (AC, DC, and combination AC/DC adapters) backlog and commitments for future quarters is approximately 425,000 units, with approximately 135,000 units expected to ship in the first quarter of 2004.

•	The Company also has a commitment for 75,000 units of its new 15-watt combination AC/DC power adapter for the consumer electronics market, scheduled for shipment in Q2/Q3 2004.

In addition, Mobility signed an expanded agreement with RadioShack that provides Mobility with the rights to exclusively market RadioShack’s new consumer electronics power adapters in all of its distribution channels including iGo, Kensington, Targus, and major OEMs. Mobility expects to begin distributing RadioShack’s power adapters in the third quarter of 2004. Mobility is collaboratively developing the new consumer electronics power adapters with RadioShack, and the product development efforts are proceeding on schedule.

Mobility also completed the development of two new additions to its family of power adapters during the quarter – the PowerXtender70™ DC power adapter and the iGo® ice70™ AC power

Mobility Electronics Reports 33% Increase in Fourth Quarter Year-Over-Year Revenues

adapter – that provide portable computer users with a wider selection of options to suit their individual needs and budgets. Both units are equipped with Mobility Electronics’ Smart Tip™ technology, allowing mobile device users to use either device to charge and power their notebooks, as well as a peripheral device, such as a handheld or a mobile phone, simultaneously. These power adapters will be sold through all of Mobility’s existing distribution channels beginning in the first quarter of 2004.

Enhancement Products for Handheld Computing, PDA and Mobile Phone Devices

•	Revenues increased to $2.3 million in the fourth quarter of 2003 from $1.2 million in the third quarter of 2003, and represented about 17% of overall company sales.

•	Current revenues are still lower than historical levels due to a change in inventory management strategy by a major customer, but are increasing over the third quarter 2003 levels as expected.

•	During the quarter, Mobility acquired certain assets relating to the hardware business of InVision Software and InVision Wireless that the Company believes will enable it to increase its business with Symbol Technologies and other customers over time.

•	Sony Ericcson, Nokia, Palm One and Sony launched programs to bundle the Company’s Quickoffice™ software with their new smart phone offerings. Mobility now has arrangements to bundle its software – on a trial or permanent basis – with a broad range of smart phone or handheld customers and believes these relationships can generate material revenue as the popularity of smart phones and handheld devices continues to increase.

Financial Highlights

Gross margin was 31.6% in the fourth quarter of 2003, compared to 21.8% in the fourth quarter of 2002 and 36.9% in the third quarter of 2003. The decrease in gross margin from the third quarter of 2003 was primarily attributable to a shift in product mix. Sales of handheld products increased during the quarter and were a larger component of the Company’s total revenue due to stronger sales to OEM customers, which are typically at lower gross margins. In addition, gross margins in handheld products were negatively affected by the Company’s aggressive sales efforts to reduce overall handheld inventory. Gross margin was also lower due to the mix of power products sold during the quarter, which included increased sales of power products to lower margin OEM customers, as well as higher initial unit cost for the new iGo® ice90 product, which is expected to decrease in future periods.

While sales of Juice family units grew significantly in the fourth quarter of 2003 compared to the third quarter of 2003, revenues grew at a lower rate due to a reduction in average selling price across the product offering from approximately $56 per unit in the third quarter to approximately $47 per unit in the fourth quarter. This was due not only to the change in product mix discussed above, but also due to a shift in shipping terms with RadioShack from delivery in the United States to delivery in Hong Kong. As a result, the selling price for Juice units to RadioShack was reduced to appropriately reflect the fact that they are now incurring additional shipping and handling costs.

Total operating expenses in the fourth quarter of 2003 were $5.0 million, or 36.3% of revenue, compared to $5.7 million, or 55.7% of revenue, in the fourth quarter of 2002.

As of December 31, 2003, the Company remained in a strong financial position with $11.0 million in cash and cash equivalents, a current ratio of 3.6, and no debt.

Mobility Electronics Reports 33% Increase in Fourth Quarter Year-Over-Year Revenues

Outlook

In the first quarter of 2004, Mobility expects at least modest sequential quarter revenue growth, as revenue contributions from the Dell and Targus channels more than offset the absence of holiday-related sales that positively impacted revenue in the fourth quarter of 2003. The Company expects gross margins ranging from 34%-35%, and operating expenses to increase in absolute dollars over fourth quarter 2003 levels as development work continues on new customer programs that will positively impact revenue in the second half of 2004.

For 2004, the Company anticipates full year revenue of at least $80 million, or at least a 53% increase from 2003, with both revenues and profitability trending progressively higher each quarter. By the fourth quarter of 2004, Mobility expects to achieve quarterly earnings per diluted share in the range of $0.08 to $0.12. This is based on the expectation that gross margins will increase in the second half of the year, and operating expenses will increase steadily throughout the year to a fourth quarter level of just over $6 million, although they will trend down as a percentage of revenue significantly in the second half of the year.

The Company’s 2004 guidance is based on the following expectations (as well as the comparative revenue contributions with actual 2003 results):

•	An IDC forecasted portable computer growth rate of 25% in 2004.

•	A full year of revenue from the Juice OEM programs with IBM (nine months of revenue in 2003) and Dell (less than one month of revenue)

•	A full year of revenue from computer power adapters in the RadioShack channel (approximately six months of revenue in 2003)

•	A full year of revenue from computer power adapters from the domestic Kensington channel (six months of revenue in 2003) and nearly a full year of revenue from the domestic Targus channel (no revenue contribution in 2003)

•	A full year of revenue from computer power adapters from the international Kensington channel (three months of revenue in 2003) and nearly a full year of revenue from the Targus international channel (no revenue contribution in 2003)

•	A half year of revenue from consumer electronics power products with RadioShack, other Mobility distribution channels, and potential new distribution channels (no revenue contribution in 2003)

•	Modest growth in non-power business areas

Key future milestones upcoming in 2004 include:

•	Domestic and European launch of Targus-branded versions of the Juice family products in Q1/Q2

•	Launch of RadioShack consumer electronics program in Q2/Q3

•	Mobility’s launch of new consumer electronics power adapters in non-RadioShack channels in Q3/Q4

•	Major new distribution partnerships in the consumer electronics space

Commenting on Mobility’s outlook, Mr. Mollo said, “According to data from the NPD Group and other sources, we enter 2004 with distribution agreements in place with companies that hold approximately 54% of the third-party after-market for computer power adapters in the United

Mobility Electronics Reports 33% Increase in Fourth Quarter Year-Over-Year Revenues

States. This compares with just 13% in 2003. Given this increased market share, along with overall market growth, new products, and our entry in the international market, we believe we have good visibility to our expected revenue growth in 2004. We believe the bulk of our revenue growth will occur in the second half of the year as the Dell and Targus programs ramp-up and we roll out our new consumer electronics power adapters in RadioShack and other channels. We believe we possess excellent operating leverage, and as our revenues increase during the year, we expect to realize consistent improvement in our gross margins and increasing profitability.

“While we continue our near-term drive for profitability, we are also making significant progress on strengthening the long-term strategic position of the Company. These efforts include furthering our intellectual property position – which now includes just under 100 patents and patents pending, 28 of which are in the power area – to create substantial barriers to entry in the emerging multi-functional power adapter market and working with RadioShack to establish an industry standard for all electronic device power adapters based on our universal tip technology. A number of the leading companies in the computer and consumer electronics markets have already recognized the potential of our power adapter technology and aligned themselves with Mobility in order to be at the forefront of a fundamental change in the way power adapters are purchased and utilized. We therefore believe all of the pieces are in place to substantially grow our company and position Mobility as a leader in providing power adapters for the more than 50 million notebook computers and the approximately 800 million mobile electronic devices that are expected to be sold in 2004.”

About Mobility Electronics, Inc.

Mobility Electronics, Inc., based in Scottsdale, Arizona, is a rapidly growing developer and marketer of a broad range of innovative solutions for the electronic device market (e.g., wireless phones, notebook computers, PDAs, digital cameras, etc.). The Company’s innovative solutions include power adapters, hardware and software products for handheld devices, connectivity and expansion products for servers, desktop and portable computers and other accessories for the mobile electronic device market.

Mobility Electronics’ brands include both the iGo® and MAGMA™ product lines. iGo’s flagship products include the industry’s first combination AC/DC power adapter, Juice™, as well as first-to-market handheld software and accessory products such as Quickoffice™ and Pitch™. The company’s MAGMA line of patented expansion products enables the industry’s only PCI expansion solutions for servers, desktop and mobile computing users.

Mobility Electronics’ products are available to mobile electronic device users directly via the company’s award-winning Web site (www.igo.com) as well as through the company’s global distribution base of leading resellers, retailers and OEM partners. For additional information on Mobility Electronics’ products and services, call 480-596-0061, or visit its Web site at www.mobilityelectronics.com.

iGo is a registered trademark and Juice, Quickoffice, Pitch, MAGMA, ice90, ice70 and PowerXtender70 are trademarks of Mobility Electronics, Inc. All other registered and unregistered trademarks are the property of their respective owners.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include our expectations regarding our future growth, the growth of the power adapter market and the other markets that we serve, the demand for, and

Mobility Electronics Reports 33% Increase in Fourth Quarter Year-Over-Year Revenues

expected sales of, our products, including Juice and handheld hardware products, anticipated product development projects, the strength of our intellectual property, revenue projections and earnings estimates for fiscal year 2004, and the anticipated profitability of our business. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the timing and success of new product introductions; product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the performance of suppliers and subcontractors; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

Mobility Electronics Reports 33% Increase in Fourth Quarter Year-Over-Year Revenues

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net revenue	$13,685	$10,297	$51,870	$31,334
Gross profit	4,331	2,243	17,982	7,294
Selling, engineering and administrative expenses	4,961	5,739	21,528	21,097
Other income (expense), net	(25)	53	(23)	567

Net loss before cumulative effect of change in accounting principle	(655)	(3,443)	(3,569)	(13,236)
Cumulative effect of change in accounting principle	—	—	—	(5,627)

Net loss	(655)	(3,443)	(3,569)	(18,863)
Beneficial conversion costs of preferred stock	—	—	(445)	—
Preferred stock dividend	—	—	(20)	—

Net loss attributable to common stockholders	$(655)	$(3,443)	$(4,034)	$(18,863)

Net loss per share:
Net loss per share before cumulative effect of change in accounting principle	$(0.02)	$(0.18)	$(0.17)	$(0.78)
Cumulative effect of change in accounting principle	—	—	—	(0.33)

Basic and diluted	$(0.02)	$(0.18)	$(0.17)	$(1.11)

Weighted avg common shares outstanding:
Basic and diluted	27,333	19,660	23,440	17,009

SELECTED OTHER DATA
Reconciliation of non-GAAP Financial Measure — net loss attributable to common stockholders to EBITDA, less certain other non-cash charges:
Net loss attributable to common stockholders	$(655)	$(3,443)	$(4,034)	$(18,863)
Other income, net	25	(53)	23	(567)
Depreciation and amortization	478	530	1,929	1,761
Cumulative effect of change in accounting principle	—	—	—	5,627
Beneficial conversion costs of preferred stock	—	—	445	—
Preferred stock dividend	—	—	20	—

EBITDA, less certain other non-cash charges	$(152)	$(2,966)	$(1,617)	$(12,042)

This information is being provided because management believes it is a key metric to the investment community and assists in the understanding and analysis of period-to-period operating performance. EBITDA should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

Mobility Electronics Reports 33% Increase in Fourth Quarter Year-Over-Year Revenues

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)

	December 31,	December 31,
	2003	2002

	(unaudited)
ASSETS
Cash and cash equivalents	$11,024	$3,166
Accounts receivable, net	11,438	7,245
Inventories	8,240	4,414
Prepaid expenses and other current assets	311	176

Total current assets	31,013	15,001
Other assets, net	19,250	13,368

Total assets	$50,263	$28,369

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$8,665	$9,356
Long-term liabilities	526	1,385

Total liabilities	9,191	10,741
Total stockholders’ equity	41,072	17,628

Total liabilities and stockholders’ equity	$50,263	$28,369

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